UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                             RESOURCE AMERICA, INC.
                             ----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    761195205
                                    ---------
                                 (CUSIP Number)



                                November 29, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------            ---------------------------
CUSIP No.  761195205                         13G     Page  1 of  17 Pages
-----------------------------------------            ---------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kenneth H. Shubin Stein, MD, CFA
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             1,067,688
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            -0-
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,067,688
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,067,688
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

-----------------------------------------            ---------------------------
CUSIP No.  761195205                         13G     Page 2 of  17 Pages
-----------------------------------------            ---------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             983,792
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            -0-
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            983,792
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           983,792
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------            ---------------------------
CUSIP No.  761195205                         13G     Page 3 of  17 Pages
-----------------------------------------            ---------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Opportunity Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             550,063
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            -0-
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            550,063
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           550,063
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------            ---------------------------
CUSIP No.  761195205                         13G     Page 4 of  17 Pages
-----------------------------------------            ---------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             550,063
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            -0-
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            550,063
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           550,063
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------            ---------------------------
CUSIP No.  761195205                         13G     Page 5 of  17 Pages
-----------------------------------------            ---------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Opportunity Fund, Ltd.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             384,341
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            -0-
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            384,341
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           384,341
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------            ---------------------------
CUSIP No.  761195205                         13G     Page 6 of  17 Pages
-----------------------------------------            ---------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             384,341
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            -0-
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            384,341
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           384,341
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------            ---------------------------
CUSIP No.  761195205                         13G     Page 7 of  17 Pages
-----------------------------------------            ---------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Small Cap Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             49,388
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            -0-
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,388
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,388
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------            ---------------------------
CUSIP No.  761195205                         13G     Page 8 of  17 Pages
-----------------------------------------            ---------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Small Cap Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             49,388
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            -0-
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            49,388
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,388
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------------------------            ---------------------------
CUSIP No.  761195205                         13G     Page 9 of  17 Pages
-----------------------------------------            ---------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Columbia Avenue Capital LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Oklahoma
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

      NUMBER OF       ----- ----------------------------------------------------
       SHARES            6  SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             83,896
    EACH REPORTING    ----- ----------------------------------------------------
     PERSON WITH         7  SOLE DISPOSITIVE POWER

                            -0-
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            83,896
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           83,896
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)  Name of Issuer:
           ---------------

     The name of the issuer is Resource America, Inc., a Delaware corporation (the "Issuer").

Item 1(b)  Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

     The principal executive office of the Issuer is located at 1845 Walnut Street, Suite 1000, Philadelphia, PA 19103.

Items 2(a) and 2(b)  Name of Person Filing and Address of Business Office:
                     -----------------------------------------------------

     This Schedule 13G (the "Statement") is being filed on behalf of Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"), Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"), Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"), Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP"), Spencer Capital Small Cap Fund, LP, a Delaware limited partnership ("SCSCF"), Spencer Small Cap Partners, LLC, a Delaware limited liability company ("SSCP"), and Columbia Avenue Capital LLC, an Oklahoma limited liability company ("CAC" and together with Dr. Shubin Stein, SCM, SCP, SCF, SCOF, SCOP, SCSCF and SSCP, the "Filers"). The principal business office of the Filers is 1995 Broadway, Suite 1801, New York, New York 10023, except for (i) SCOF, whose principal business office is c/o Walkers SPV Ltd., P.O. Box 908GT, Walkers House, Mary Street, George Town, Cayman Islands and (ii) CAC, whose principal business office is 415 South Boston Avenue, 9th Floor, Tulsa, Oklahoma 74103.

     Dr. Shubin Stein is the manager, controlling person and member of SCM, SCP, SCOP and SSCP and a portfolio manager for CAC. SCM is the investment manager of SCF, SCOF and SCSCF. SCP serves as the general partner of SCF. SCOP serves as the management company of SCOF. SSCP serves as the general partner of SSCF. SCF, SCOF, SCSCF and CAC are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments, and they directly own the shares of common stock reported in this Statement.

Item 2(c)  Citizenship:
           ------------

     For citizenship information see Item 4 of the cover sheet of each Filer.

Item 2(d)  Title of Class of Securities:
           -----------------------------

     This Statement relates to the common stock, par value $0.01 per share ("Common Stock"), of the Issuer.

Item 2(e)  CUSIP Number:
           -------------

     The CUSIP Number of the Common Stock is 761195205.

Item 3     If this statement is filed pursuant to ss.ss.240.13d-1(b) or
           ------------------------------------------------------------
           240.13d-2(b) or (c), check whether the person filing is a:
           ----------------------------------------------------------

     Not applicable.

Item 4  Ownership:
        ----------

     The percentages used herein are calculated based upon the 18,307,551 shares of Common Stock issued and outstanding as of August 9, 2005, as reported on the Issuer's Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on August 9, 2005 for the quarterly period ended June 30, 2005.

     As of December 6, 2005:

     1. Kenneth H. Shubin Stein, MD, CFA
     (a) Amount beneficially owned: 1,067,688
     (b) Percent of class: 5.8%
     (c)(i)Sole power to vote or direct the vote: -0-
     (ii) Shared power to vote or direct the vote: 1,067,688
     (iii) Sole power to dispose or direct the disposition: -0-
     (iv) Shared power to dispose or direct the disposition: 1,067,688

     2. Spencer Capital Management, LLC
     (a) Amount beneficially owned: 983,792
     (b) Percent of class: 5.4%
     (c)(i)Sole power to vote or direct the vote: -0-
     (ii) Shared power to vote or direct the vote: 983,792
     (iii) Sole power to dispose or direct the disposition: -0-
     (iv) Shared power to dispose or direct the disposition: 983,792

     3. Spencer Capital Opportunity Fund, LP
     (a) Amount beneficially owned: 550,063
     (b) Percent of class: 3.0%
     (c)(i)Sole power to vote or direct the vote: -0-
     (ii) Shared power to vote or direct the vote: 550,063
     (iii) Sole power to dispose or direct the disposition: -0-
     (iv) Shared power to dispose or direct the disposition: 550,063

     4. Spencer Capital Partners, LLC
     (a) Amount beneficially owned: 550,063
     (b) Percent of class: 3.0%
     (c)(i)Sole power to vote or direct the vote: -0-
     (ii) Shared power to vote or direct the vote: 550,063
     (iii) Sole power to dispose or direct the disposition: -0-
     (iv) Shared power to dispose or direct the disposition: 550,063

     5. Spencer Capital Offshore Opportunity Fund, Ltd.
     (a) Amount beneficially owned: 384,341
     (b) Percent of class: 2.1%
     (c)(i)Sole power to vote or direct the vote: -0-
     (ii) Shared power to vote or direct the vote: 384,341
     (iii) Sole power to dispose or direct the disposition: -0-
     (iv) Shared power to dispose or direct the disposition: 384,341

     6. Spencer Capital Offshore Partners, LLC
     (a) Amount beneficially owned: 384,341
     (b) Percent of class: 2.1%
     (c)(i)Sole power to vote or direct the vote: -0-
     (ii) Shared power to vote or direct the vote: 384,341
     (iii) Sole power to dispose or direct the disposition: -0-
     (iv) Shared power to dispose or direct the disposition: 384,341

     7. Spencer Capital Small Cap Fund, LP
     (a) Amount beneficially owned: 49,388
     (b) Percent of class: 0.3%
     (c)(i)Sole power to vote or direct the vote: -0-
     (ii) Shared power to vote or direct the vote: 49,388
     (iii) Sole power to dispose or direct the disposition: -0-
     (iv) Shared power to dispose or direct the disposition: 49,388

     8. Spencer Small Cap Partners, LLC
     (a) Amount beneficially owned: 49,388
     (b) Percent of class: 0.3%
     (c)(i)Sole power to vote or direct the vote: -0-
     (ii) Shared power to vote or direct the vote: 49,388
     (iii) Sole power to dispose or direct the disposition: -0-
     (iv) Shared power to dispose or direct the disposition: 49,388

     9. Columbia Avenue Capital LLC
     (a) Amount beneficially owned: 83,896
     (b) Percent of class: 0.5%
     (c)(i)Sole power to vote or direct the vote: -0-
     (ii) Shared power to vote or direct the vote: 83,896
     (iii) Sole power to dispose or direct the disposition: -0-
     (iv) Shared power to dispose or direct the disposition: 83,896

Item 5     Ownership of Five Percent or Less of a Class:
           --------------------------------------------

           Not applicable.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:
           ----------------------------------------------------------------

           Not applicable.

Item 7     Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company:
           -------------------------------------------------------------

           Not applicable.

Item 8     Identification and Classification of Members of the Group:
           ---------------------------------------------------------

           Not applicable.

Item 9     Notice of Dissolution of Group:
           -------------------------------

           Not applicable.

Item 10    Certification:
           --------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 7, 2005

                                   SPENCER CAPITAL MANAGEMENT, LLC


                                   By:  /s/  Kenneth H. Shubin Stein, MD, CFA
                                        -------------------------------------
                                        Name:  Kenneth H. Shubin Stein, MD, CFA
                                        Title: Authorized Signatory



                                   SPENCER CAPITAL OPPORTUNITY FUND, LP
                                         By:  Spencer Capital Partners, LLC,
                                                  Its General Partner


                                   By:  /s/  Kenneth H. Shubin Stein, MD, CFA
                                        -------------------------------------
                                        Name:  Kenneth H. Shubin Stein, MD, CFA
                                        Title:  Managing Member



                                   SPENCER CAPITAL PARTNERS, LLC


                                   By: /s/  Kenneth H. Shubin Stein, MD, CFA
                                      --------------------------------------
                                        Name:  Kenneth H. Shubin Stein, MD, CFA
                                        Title:  Managing Member







                         [SIGNATURE PAGE TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                   SPENCER CAPITAL OFFSHORE OPPORTUNITY FUND,
                                   LTD.
                                          By:  Spencer Capital Offshore
                                               Partners, LLC,
                                                  Its Investment Manager


                                   By:  /s/  Kenneth H. Shubin Stein, MD, CFA
                                         -------------------------------------
                                         Name:  Kenneth H. Shubin Stein, MD, CFA
                                         Title:  Managing Member



                                   SPENCER CAPITAL OFFSHORE PARTNERS, LLC


                                   By:  /s/  Kenneth H. Shubin Stein, MD, CFA
                                         -------------------------------------
                                         Name:  Kenneth H. Shubin Stein, MD, CFA
                                         Title:  Managing Member



                                   SPENCER CAPITAL SMALL CAP FUND, LP
                                          By:  Spencer Small Cap Partners, LLC,
                                                   Its General Partner


                                   By:   /s/  Kenneth H. Shubin Stein, MD, CFA
                                         --------------------------------------
                                         Name:  Kenneth H. Shubin Stein, MD, CFA
                                         Title:  Managing Member



                                   SPENCER SMALL CAP PARTNERS, LLC


                                   By: /s/  Kenneth H. Shubin Stein, MD, CFA
                                      --------------------------------------
                                        Name:  Kenneth H. Shubin Stein, MD, CFA
                                        Title:  Authorized Signatory


                         [SIGNATURE PAGE TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                  COLUMBIA AVENUE CAPITAL LLC


                                  By:  /s/  Kenneth H. Shubin Stein, MD, CFA
                                       -----------------------------------------
                                       Name:  Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Authorized Signatory


                                  By:  /s/  Kenneth H. Shubin Stein, MD, CFA
                                       -----------------------------------------
                                       Kenneth H. Shubin Stein, MD, CFA




                         [SIGNATURE PAGE TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]